Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Consolidated Financial Data” and “Independent Registered Public Accounting Firm” and to the inclusion of our reports dated March 20, 2009 (except for Note S and the fourth paragraph of Note A and Note B(2) as to which the dates are October 8, 2009, and September 29, 2009, respectively) with respect to FriendFinder Networks Inc. and November 6, 2008 with respect to Various, Inc. in Amendment No. 4 to the Registration Statement on Form S-1 and the related Prospectus of FriendFinder Networks Inc. dated October 13, 2009.

Eisner LLP

New York, New York

October 13, 2009

The foregoing consent is in the form that will be signed upon the effectiveness of the capital transactions described in Note B(2) to the financial statements

/s/ Eisner LLP